Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Third Quarter Performance;
Net Income Grows by 13% to $26.4 Million, as Net Interest Income Expands by 14%

Warsaw, Indiana (October 27, 2025) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $26.4 million for the three months ended September 30, 2025, which represents an increase of $3.1 million, or 13%, compared with net income of $23.3 million for the three months ended September 30, 2024. Diluted earnings per share were $1.03 for the third quarter of 2025 and increased $0.12, or 13%, compared to $0.91 for the third quarter of 2024. On a linked quarter basis, net income decreased $562,000, or 2%, from $27.0 million. Diluted earnings per share decreased $0.01, or 1%, from $1.04 on a linked quarter basis.

The company further reported net income of $73.5 million for the nine months ended September 30, 2025, versus $69.3 million for the comparable period of 2024, an increase of $4.2 million, or 6%. Diluted earnings per share increased $0.16, or 6%, to $2.85 for the nine months ended September 30, 2025, versus $2.69 for the comparable period of 2024. Pretax pre-provision earnings, a non-GAAP measure, were $101.0 million for the nine months ended September 30, 2025, an increase of $5.5 million, or 6%, compared to $95.5 million for the nine months ended September 30, 2024. Core operational profitability, a non-GAAP measure that excludes the impact of certain non-routine operating events that occurred during 2024, improved by $8.3 million, or 13%, from $65.2 million to $73.5 million for the nine months ended September 30, 2024 and 2025, respectively.

"Healthy expansion in our net interest margin accompanied by great noninterest income growth and consistent loan growth delivered a strong quarter for the Lake City Bank team. We have had significant relationship growth in all areas of the business during 2025 with special emphasis on our commercial banking, treasury management services, and wealth advisory business units," stated David M. Findlay, Chairman and CEO. "Our terrific growth in Indianapolis continues and we opened our 9th office in the Indianapolis market and 55th office overall."

Quarterly Financial Performance

Third Quarter 2025 versus Third Quarter 2024 highlights:
•Return on average equity improved to 14.60%, compared to 13.85%
•Return on average assets improved to 1.53%, compared to 1.39%
•Tangible book value per share grew by $1.86, or 7%, to $28.93
•Average loans grew by $141.5 million, or 3%, to $5.21 billion
•Core deposits grew by $107.9 million, or 2%, to $5.85 billion
•Net interest margin improved 34 basis points to 3.50% versus 3.16%
•Net interest income increased by $6.8 million, or 14%
•Noninterest income increased by $1.0 million, or 9%
•Revenue improved by 13% from $61.2 million to $69.0 million
•Watch list loans as a percentage of total loans improved to 3.00% from 5.27%
•Nonaccrual loans declined 68% to $18.7 million, compared to $57.6 million
•Common equity tier 1 capital ratio improved to 15.06%, compared to 14.49%
•Total risk-based capital ratio improved to 16.22%, compared to 15.74%
•Tangible capital ratio improved to 10.79%, compared to 10.47%
•Tangible common equity improved by $48.3 million, or 7%

Third Quarter 2025 versus Second Quarter 2025 highlights:
•Return on average equity of 14.60%, compared to 15.52%
•Return on average assets of 1.53%, compared to 1.57%

•Net interest margin improved 8 basis points to 3.50% versus 3.42%
•Net interest income increased by $1.2 million, or 2%
•Noninterest income increased by $1.5 million, or 13%
•Revenue grew by 4% from $66.4 million to $69.0 million
•Nonaccrual loans declined 39% to $18.7 million compared to $30.6 million
•Watch list loans as a percentage of total loans improved to 3.00% from 3.67%
•Common equity tier 1 capital ratio improved to 15.06%, compared to 14.73%
•Total risk-based capital ratio improved to 16.22%, compared to 15.86%
•Tangible common equity improved by $37.5 million, or 5%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets improved to 16.22% at September 30, 2025, compared to 15.74% at September 30, 2024 and 15.86% at June 30, 2025. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as "well capitalized" and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 10.79% at September 30, 2025, compared to 10.47% at September 30, 2024 and 10.15% at June 30, 2025. Unrealized losses from available-for-sale investment securities were $159.9 million at September 30, 2025, compared to $154.5 million at September 30, 2024 and $185.3 million at June 30, 2025. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, improved to 12.57% at September 30, 2025, compared to 12.29% at September 30, 2024, and 12.17% at June 30, 2025.

As announced on October 14, 2025, the board of directors approved a cash dividend for the third quarter of $0.50 per share, payable on November 5, 2025, to shareholders of record as of October 25, 2025. The third quarter dividend per share represents a 4% increase from the $0.48 dividend per share paid for the third quarter of 2024.

"Our capital position continues to strengthen and provide a solid foundation for future balance sheet growth," noted Kristin L. Pruitt, President. "We are pleased to report that tangible equity has improved by 7% compared to a year ago. Our strength of capital provides us with the ability to support our common dividend to shareholders while also supporting our organic growth strategy."

Loan Portfolio

Average total loans of $5.21 billion in the third quarter of 2025 increased $141.5 million, or 3%, from $5.06 billion for the third quarter of 2024 and decreased $23.8 million, or less than 1%, from $5.23 billion for the second quarter of 2025. Average total loans for the nine months ended September 30, 2025 were $5.21 billion, an increase of $183.6 million, or 4%, from $5.02 billion for the nine months ended September 30, 2024.

"Loan origination activity was strong during the quarter, in excess of $400 million," stated Findlay. "We are seeing encouraging loan demand in our markets. As expected, commercial real estate payoffs accelerated during the quarter, as several large projects have been completed and have moved to long-term financing options. While commercial line utilization was relatively flat at 43%, we did experience solid growth in commercial and industrial loans during the quarter."
Total loans, excluding deferred fees and costs, increased by $166.1 million, or 3%, from $5.08 billion as of September 30, 2024, to $5.25 billion as of September 30, 2025. The growth in loans occurred across much of the portfolio, with increases to commercial real estate and multi-family residential loans of $105.4 million, or 4%, consumer 1-4 family mortgage loans of $47.6 million, or 10%, commercial and industrial loan portfolio of $25.1 million, or 2%, and other consumer loans of $8.9 million, or 9%. These increases were offset by contractions to agri-business and agricultural loans of $18.4 million, or 5%. On a linked quarter basis, total loans, excluding deferred fees and costs, increased by $22.1 million, or less than 1%, from $5.23 billion at June 30, 2025. The linked quarter increase was primarily a result of growth in in total consumer loans of $26.0 million, or 4%, and total commercial and industrial loans of $24.3 million, or 2%. This growth was offset by a contraction in total commercial real estate and multi-family residential loans of $25.1 million, or 1%.

Total outstanding commercial loans for the third quarter included approximately $417.0 million in loan originations, offset by approximately $421.0 million in loan pay downs. Line of credit usage increased to 43% as of September 30, 2025, from 41% at

September 30, 2024, and declined from 44% at June 30, 2025. Total available lines of credit expanded by $24.0 million, or 1%, as compared to a year ago, and line usage increased by $113.0 million, or 6%, over that period.
Diversified Deposit Base

The bank's diversified deposit base has grown on a year-over-year basis and core deposits, which exclude brokered deposits, represented 97% of total deposits.

(in thousands)	September 30, 2025		June 30, 2025		September 30, 2024
Retail	$1,724,983	28.6%	$1,755,750	28.4%	$1,709,899	29.3%
Commercial	2,288,701	38.0	2,256,620	36.6	2,304,041	39.5
Public funds	1,834,987	30.5	2,014,047	32.6	1,726,869	29.6
Core deposits	5,848,671	97.1	6,026,417	97.6	5,740,809	98.4
Brokered deposits	175,647	2.9	150,416	2.4	96,504	1.6
Total	$6,024,318	100.0%	$6,176,833	100.0%	$5,837,313	100.0%

Total deposits increased $187.0 million, or 3%, from $5.84 billion as of September 30, 2024, to $6.02 billion as of September 30, 2025. The increase in total deposits was primarily driven by an increase in core deposits of $107.9 million, or 2%. Total core deposits at September 30, 2025 were $5.85 billion and represented 97% of total deposits, as compared to $5.74 billion and 98% of total deposits at September 30, 2024. Public funds deposits grew annually by $108.1 million, or 6%, to $1.83 billion. Public funds deposits as a percentage of total deposits were 31%, up from 30% a year ago. Growth in public funds was positively impacted by the addition of new public funds customers in the Lake City Bank footprint, including their operating accounts. Retail deposits grew by $15.1 million, or 1%, to $1.72 billion. Retail deposits as a percentage of total deposits remained at 29% of total deposits. Commercial deposits contracted annually by $15.3 million, or 1%, to $2.29 billion and contracted to 38% as a percentage of total deposits, down from 40%.

On a linked quarter basis, total deposits decreased $152.5 million, or 2%, from $6.18 billion at June 30, 2025, to $6.02 billion at September 30, 2025. Core deposits decreased by $177.7 million, or 3%, while brokered deposits increased by $25.2 million, or 17%. The linked quarter reduction in core deposits was driven primarily by a seasonal reduction in public funds of $179.1 million.

Average total deposits were $6.03 billion for the third quarter of 2025, an increase of $149.4 million, or 3%, from $5.88 billion for the third quarter of 2024. Average interest-bearing deposits drove the increase in average total deposits and increased by $149.2 million, or 3%. Contributing to the overall growth of interest-bearing deposits was an increase to average interest-bearing checking accounts of $435.8 million, or 13%, and average savings deposits of $4.4 million, or 2%. Offsetting this increase was a reduction in average time deposits of $291.0 million, or 27%. Average noninterest-bearing demand deposits increased by $197,000, or less than 1%, to $1.24 billion.

On a linked quarter basis, average total deposits decreased by $66.9 million, or 1%, from $6.10 billion for the second quarter of 2025 to $6.03 billion for the third quarter of 2025. Average interest bearing deposits drove the decrease to total average deposits, which declined by $67.3 million, or 1%. Driving the decrease were reductions in interest bearing checking accounts of $36.2 million, or 1%, and total average time deposits of $29.7 million, or 4%. Average noninterest bearing demand deposits increased by $323,000, or less than 1%.

Checking account trends as of September 30, 2025 compared to September 30, 2024 include growth of $259.8 million, or 18%, in aggregate public fund checking account balances, a reduction of $31.4 million, or 1%, in aggregate commercial checking account balances, and growth of $29.6 million, or 3%, in aggregate retail checking account balances. The number of accounts has also grown for all three segments, with growth of 12% for public funds accounts, 2% for commercial accounts and 1% for retail accounts during the prior twelve months.

"Core deposit growth during 2025 continues to fund loan growth and has resulted from growth with new and existing customers. Public funds have grown by 6% annually because of significant, new customer growth in our footprint," stated Lisa M. O'Neill, Executive Vice President and Chief Financial Officer. "The most recent deposit market share reports as published by the FDIC show that our deposit market share percentage increased in Indiana as compared to 2024. Our continued expansion plans in Indianapolis present an opportunity to continue to gain deposit market share in an area of Indiana that is expected to experience significant population growth in upcoming years."

Deposits not covered by FDIC deposit insurance as a percentage of total deposits were 57% as of September 30, 2025, compared to 59% at June 30, 2025, and 61% at September 30, 2024. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund, which insures public funds deposits in Indiana, were 27% of total deposits at September 30, 2025, compared to 27% at June 30, 2025, and 32% at September 30, 2024. At September 30, 2025, 98% of deposit accounts had deposit balances less than $250,000.

Net Interest Margin

Net interest margin was 3.50% for the third quarter of 2025, representing a significant 34 basis point increase from 3.16% for the third quarter of 2024. This improvement was driven by a reduction in the company's funding costs, with interest expense as a percentage of average earning assets falling by 51 basis points from 2.88% for the third quarter of 2024 to 2.37% for the third quarter of 2025. Offsetting the decrease in funding costs was a decrease to earning asset yields of 17 basis points from 6.04% for the third quarter of 2024 to 5.87% for the third quarter of 2025. The easing of monetary policy by the Federal Reserve Bank, which began in September of 2024 and continued during the third quarter of 2025 with a 25 basis point reduction in the target Federal Funds rate range favorably impacted the net interest margin as deposits repriced more quickly than loans as compared to the prior year third quarter. The cumulative loan beta for the current rate-easing cycle that began in September 2024 is 20% compared to the deposit beta of 43% during the period and has resulted in net interest margin expansion and benefited net interest income.

Net interest margin expanded by 8 basis points to 3.50% for the third quarter of 2025, compared to 3.42% for the linked second quarter of 2025. Average earning asset yields increased by 4 basis points from 5.83% to 5.87% on a linked quarter basis and interest expense as a percentage of average earning assets decreased 4 basis points from 2.41% to 2.37%. During the second quarter of 2025, the company recorded a prepayment fee of $541,000 from the early payment of a fixed rate commercial loan, which was recorded as part of interest income. The prepayment fee benefited net interest margin by 3 basis points for the second quarter. Excluding the impact of the prepayment penalty, net interest margin improved by 11 basis points.

Net interest income was $56.1 million for the third quarter of 2025, representing an increase of $6.8 million, or 14%, as compared to $49.3 million for the third quarter of 2024. On a linked quarter basis, net interest income increased $1.2 million, or 2%, from $54.9 million for the second quarter of 2025. Net interest income increased by $18.8 million, or 13%, from $145.0 million for the nine months ended September 30, 2024, to $163.8 million for the nine months ended September 30, 2025.
"The combined effect of net interest margin expansion and continued loan and deposit growth in 2025 have resulted in 14% improvement in net interest income as compared to the nine months ended September 30, 2024," noted O'Neill. "We have smartly managed our balance sheet to produce this 34 basis point expansion in net interest margin which contributed to a 13% overall growth in revenue."
Asset Quality

The company recorded a provision for credit losses of $2.0 million in the third quarter of 2025, a decrease of $1.1 million as compared to $3.1 million in the third quarter of 2024. On a linked quarter basis, the provision expense decreased by $1.0 million, from $3.0 million for the second quarter of 2025. Provision expense was driven primarily by loan growth as well as nominal increases in allocations for specific watchlist credits.

The ratio of allowance for credit losses to total loans was 1.30% at September 30, 2025, down from 1.65% at September 30, 2024, and up slightly from 1.27% at June 30, 2025. The decrease in the allowance coverage from the prior year quarter was due to the decreased need for an individually evaluated reserve on a nonaccrual relationship. The reduction in nonaccrual loans was driven by the partial charge off in the prior quarter to a previously disclosed nonperforming credit. Nonaccrual loans decreased by 68%, or $38.9 million, from $57.6 million at September 30, 2024 to $18.7 million at September 30, 2025.

Net charge offs in the third quarter of 2025 were $384,000, compared to $143,000 in the third quarter of 2024 and $28.9 million during the linked second quarter of 2025. Net charge offs to average loans were 0.03% for the third quarter of 2025, compared to 0.01% for the third quarter of 2024 and 2.22% for the linked second quarter of 2025. Annualized net charge offs to average loans were 0.76% for the nine months ended September 30, 2025 compared to 0.04% for the nine months ended September 30, 2024.

Nonperforming assets decreased $39.0 million, or 67%, to $19.1 million as of September 30, 2025, versus $58.1 million as of September 30, 2024. On a linked quarter basis, nonperforming assets decreased $12.0 million, or 39%, compared to $31.1 million as of June 30, 2025. The ratio of nonperforming assets to total assets at September 30, 2025 decreased to 0.28% from 0.87% at September 30, 2024, and decreased from 0.45% at June 30, 2025.

Total individually analyzed and watch list loans decreased by $110.3 million, or 41%, to $157.2 million as of September 30, 2025, versus $267.6 million as of September 30, 2024. On a linked quarter basis, total individually analyzed and watch list loans decreased by $34.4 million, or 18%, from $191.6 million at June 30, 2025. The linked quarter decrease in total individually analyzed and watch list loans was driven by the payoff of the previously disclosed nonperforming credit and a paydown to an unrelated watch list credit loan. Watch list loans as a percentage of total loans declined to 3.00% at September 30, 2025, a 227 basis points decrease compared to 5.27% at September 30, 2024, and a 67 basis point decrease compared to 3.67% at June 30, 2025.

"Asset quality trends improved dramatically during the third quarter of 2025, with watch list loans as a percentage of total loans of 3.00%, the lowest level in 23 years and $110 million lower than a year ago," noted Findlay. "While there continues to be concern driven by uncertainty surrounding tariffs, we are pleased with these improved asset quality trends and continue to closely monitor credit trends across all segments of the loan portfolio."

Investment Portfolio Overview

Total investment securities were $1.16 billion at September 30, 2025, reflecting an increase of $16.9 million, or 1%, as compared to $1.15 billion at September 30, 2024. Investment securities represented 17% of total assets on September 30, 2025, unchanged from 17% at September 30, 2024 and 16% at June 30, 2025. The company anticipates receiving principal and interest cash flows of approximately $34.1 million during the remainder of 2025 from the investment securities portfolio and plans to use that liquidity to fund loan growth as well as to fund reinvestments to the investment securities portfolio. Tax equivalent adjusted effective duration for the investment portfolio was 5.8 years at September 30, 2025, compared to 6.3 years at September 30, 2024 and 5.9 years at June 30, 2025.

Noninterest Income

The company’s noninterest income increased $1.0 million, or 9%, to $13.0 million for the third quarter of 2025, compared to $11.9 million for the third quarter of 2024. Loan and service fees income increased $464,000, or 16%, driven by strong commercial loan fees. Wealth advisory fees increased $137,000, or 5%, driven by continued growth in customers and assets under management. Investment brokerage fees increased $119,000, or 27%, due to increased volume and commissions on product mix. Bank owned life insurance income increased $499,000, or 47%, from increased income from additional general account policies purchased in 2025 and from improved market performance of the bank's variable owned life insurance policies, which reflect returns in the equity markets. Offsetting these increases was a decrease to other income of $278,000, or 27%, primarily driven by reduced limited partnership investment income.

Noninterest income for the third quarter of 2025 increased by $1.5 million, or 13%, on a linked quarter basis from $11.5 million during the second quarter of 2025. Loan and service fee income increased $413,000, or 14%, other income increased $351,000, or 88%, and wealth advisory fees increased $188,000, or 7%. Bank owned life insurance income increased $527,000, or 51%. Offsetting these increases was a decrease in mortgage banking income of $130,000, or 105%, from mortgage servicing right asset amortization and reduced volume in the secondary market pipeline.

Findlay observed, "We continue to focus on overall revenue growth driven by a complementary mix of net interest income and noninterest income. Our terrific performance on the net interest income front, together with growth in fee-based income is encouraging. Wealth advisory and brokerage revenue have improved by high single-digit growth rates, and we are experiencing strong referral activity to this growing area of the bank. We continue to add revenue production positions in our Commercial Banking and Wealth Advisory groups as part of our broader market expansion plans."

Noninterest income decreased by $9.6 million, or 21%, to $35.4 million for the nine months ended September 30, 2025, compared to $45.0 million for the prior nine-month period. Noninterest income was elevated during the first nine months of 2024 as compared to the comparable period of 2025 primarily because of the net gain on Visa shares of $9.0 million and a $1.0 million insurance recovery. Adjusted core noninterest income, a non-GAAP financial measure that excludes the impact of these non-routine events, improved $396,000, or 1%, to $35.4 million from $35.0 million for the nine months ended September 30,

2025 and 2024, respectively. Wealth advisory fees improved by $619,000, or 8%, loan and service fees improved by $454,000, or 5%, service charges on deposit accounts improved by $190,000, or 2%, and investment brokerage fees improved by $121,000, or 8%. Offsetting these increases was a decrease in other income of $1.9 million, or 49%. During the first nine months of 2024, other income benefited from the $1.0 million insurance recovery. Additionally, reduced limited partnership investment income in 2025 further contributed to the decline between the periods.

Noninterest Expense

Noninterest expense increased $4.6 million, or 15%, to $35.0 million for the third quarter of 2025, compared to $30.4 million during the third quarter of 2024. Salaries and benefits expense increased by $3.9 million, or 24%, primarily the result of increased accruals related to performance-based incentive compensation plans as strong year-to-date performance supported these accruals. Other expense increased by $364,000, or 14%, driven by semi-annual stock-based compensation awards to directors, which are paid in January and July. Data and processing fees and supplies expense increased $348,000, or 9%, attributable to continued investment in customer-facing and operational technology solutions. Corporate and business development expense increased $194,000, or 14%, due to increased advertising spending, corporate development expenses, and charitable and community-driven contributions. Net occupancy expense expanded by $156,000, or 9%, due to the continued expansion of the bank's physical branch network, with the bank's 55th branch location opening in Westfield, Indiana, during the third quarter. Offsetting these increases was a decrease in professional fees of $363,000, or 17%.

On a linked quarter basis, noninterest expense increased by $4.5 million, or 15%, from $30.4 million during the second quarter of 2025. The primary driver behind the linked quarter increase to noninterest expense was an increase to salaries and employee benefits expense of $3.3 million, or 19%. Other expense increased $621,000, or 27%, due to semi-annual stock-based compensation awards to directors. Corporate and business development expenses increased $403,000, or 35%, due to client development events. Net occupancy expense increased $130,000, or 7%.

Noninterest expense increased by $3.7 million, or 4%, for the nine months ended September 30, 2025 to $98.2 million compared to $94.4 million for the nine months ended September 30, 2024. Salaries and employee benefits expense increased $5.9 million, or 12%, due to performance-based incentive compensation accruals of $3.8 million, salaries and wages of $2.3 million and health insurance of $385,000. Offsetting these increases was a decrease in variable deferred compensation expense of $549,000. Data processing fees and supplies expense increased $1.1 million, or 10%, and net occupancy expense increased $445,000, or 9%. Offsetting these increases was a decrease to other expense of $3.1 million, or 28%, and a decrease in professional fees of $863,000, or 13%. Adjusted core noninterest expense, a non-GAAP financial measure, increased $8.3 million, or 9%, to $98.2 million from $89.9 million at September 30, 2025 and 2024, respectively.

The company’s efficiency ratio was 50.7% for the third quarter of 2025, compared to 49.7% for the third quarter of 2024 and 45.9% for the linked second quarter of 2025.

The company's efficiency ratio was 49.3% for the nine months ended September 30, 2025, compared to 49.7% for the comparable period in 2024.

"The investment in human capital has been significant on a year over year basis with emphasis on growing our revenue generating areas of the bank as we continue to pursue our footprint expansion plans in Indiana," stated Findlay. "Importantly, the improvements in revenue have triggered increases in performance-based compensation pursuant to plan criteria. We expect the recent opening of our ninth office in the Indianapolis region in Westfield will continue to contribute to our growth in loans and deposits as we execute our branch expansion strategy."

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under "LKFN." Lake City Bank, a $6.9 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 55 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental trade, monetary and fiscal policies; including any effects resulting from the ongoing shutdown of the federal government; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
THIRD QUARTER 2025 FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
END OF PERIOD BALANCES	2025	2025	2024	2025	2024
Assets	$6,895,028	$6,964,301	$6,645,371	$6,895,028	$6,645,371
Investments	1,164,737	1,129,346	1,147,806	1,164,737	1,147,806
Loans	5,248,619	5,226,827	5,081,990	5,248,619	5,081,990
Allowance for Credit Losses	68,168	66,552	83,627	68,168	83,627
Deposits	6,024,318	6,176,833	5,837,313	6,024,318	5,837,313
Brokered Deposits	175,647	150,416	96,504	175,647	96,504
Core Deposits (1)	5,848,671	6,026,417	5,740,809	5,848,671	5,740,809
Total Equity	747,503	709,987	699,181	747,503	699,181
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	743,700	706,184	695,378	743,700	695,378
Adjusted Tangible Common Equity (2)	883,865	866,758	832,813	883,865	832,813
AVERAGE BALANCES
Total Assets	$6,850,671	$6,904,681	$6,656,464	$6,839,762	$6,618,102
Earning Assets	6,492,640	6,570,607	6,329,287	6,498,243	6,280,677
Investments	1,127,094	1,125,597	1,128,705	1,129,664	1,135,304
Loans	5,205,833	5,229,646	5,064,348	5,207,205	5,023,556
Total Deposits	6,029,557	6,096,504	5,880,177	6,000,829	5,777,234
Interest Bearing Deposits	4,785,176	4,852,446	4,635,993	4,751,953	4,527,524
Interest Bearing Liabilities	4,818,115	4,886,943	4,649,745	4,807,547	4,616,129
Total Equity	717,428	696,976	670,160	703,564	651,457
INCOME STATEMENT DATA
Net Interest Income	$56,073	$54,876	$49,273	$163,824	$144,985
Net Interest Income-Fully Tax Equivalent	57,180	55,986	50,383	167,150	148,558
Provision for Credit Losses	2,000	3,000	3,059	11,800	13,059
Noninterest Income	12,954	11,486	11,917	35,368	44,968
Noninterest Expense	34,965	30,432	30,393	98,160	94,431
Net Income	26,404	26,966	23,338	73,455	69,288
Pretax Pre-Provision Earnings (2)	34,062	35,930	30,797	101,032	95,522
PER SHARE DATA
Basic Net Income Per Common Share	$1.03	$1.05	$0.91	$2.86	$2.70
Diluted Net Income Per Common Share	1.03	1.04	0.91	2.85	2.69
Cash Dividends Declared Per Common Share	0.50	0.50	0.48	1.50	1.44
Dividend Payout	48.54%	48.08%	52.75%	52.63%	53.53%
Book Value Per Common Share (equity per share issued)	$29.08	$27.63	$27.22	$29.08	$27.22
Tangible Book Value Per Common Share (2)	28.93	27.48	27.07	28.93	27.07
Market Value – High	$69.40	$62.39	$72.25	$71.77	$73.22
Market Value – Low	59.08	50.00	57.45	50.00	57.45

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
PER SHARE DATA (continued)	2025	2025	2024	2025	2024
Basic Weighted Average Common Shares Outstanding	25,703,699	25,707,233	25,684,407	25,708,543	25,673,275
Diluted Weighted Average Common Shares Outstanding	25,821,360	25,776,205	25,767,739	25,804,322	25,754,357
KEY RATIOS
Return on Average Assets	1.53%	1.57%	1.39%	1.44%	1.40%
Return on Average Total Equity	14.60	15.52	13.85	13.96	14.21
Average Equity to Average Assets	10.47	10.09	10.07	10.29	9.84
Net Interest Margin	3.50	3.42	3.16	3.44	3.16
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	50.65	45.86	49.67	49.28	49.71
Loans to Deposits	87.12	84.62	87.06	87.12	87.06
Investment Securities to Total Assets	16.89	16.22	17.27	16.89	17.27
Tier 1 Leverage (3)	12.56	12.21	12.18	12.56	12.18
Tier 1 Risk-Based Capital (3)	15.06	14.73	14.49	15.06	14.49
Common Equity Tier 1 (CET1) (3)	15.06	14.73	14.49	15.06	14.49
Total Capital (3)	16.22	15.86	15.74	16.22	15.74
Tangible Capital (2)	10.79	10.15	10.47	10.79	10.47
Adjusted Tangible Capital (2)	12.57	12.17	12.29	12.57	12.29
ASSET QUALITY
Loans Past Due 30 - 89 Days	$984	$1,648	$829	$984	$829
Loans Past Due 90 Days or More	7	7	95	7	95
Nonaccrual Loans	18,701	30,627	57,551	18,701	57,551
Nonperforming Loans	18,708	30,634	57,646	18,708	57,646
Other Real Estate Owned	284	284	384	284	384
Other Nonperforming Assets	82	183	21	82	21
Total Nonperforming Assets	19,074	31,101	58,051	19,074	58,051
Individually Analyzed Loans	39,497	52,069	77,654	39,497	77,654
Non-Individually Analyzed Watch List Loans	117,746	139,548	189,918	117,746	189,918
Total Individually Analyzed and Watch List Loans	157,243	191,617	267,572	157,243	267,572
Gross Charge Offs	573	29,111	231	30,193	1,811
Recoveries	189	230	88	601	407
Net Charge Offs/(Recoveries)	384	28,881	143	29,592	1,404
Net Charge Offs/(Recoveries) to Average Loans	0.03%	2.22%	0.01%	0.76%	0.04%
Credit Loss Reserve to Loans	1.30	1.27	1.65	1.30	1.65
Credit Loss Reserve to Nonperforming Loans	364.38	217.25	145.07	364.38	145.07
Nonperforming Loans to Loans	0.36	0.59	1.13	0.36	1.13
Nonperforming Assets to Assets	0.28	0.45	0.87	0.28	0.87
Total Individually Analyzed and Watch List Loans to Total Loans	3.00	3.67	5.27	3.00	5.27

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
OTHER DATA	2025	2025	2024	2025	2024
Full Time Equivalent Employees	666	675	639	666	639
Offices	55	54	54	55	54

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for September 30, 2025 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and due from banks	$67,496	$71,733
Short-term investments	125,340	96,472
Total cash and cash equivalents	192,836	168,205

Securities available-for-sale, at fair value	1,031,938	991,426
Securities held-to-maturity, at amortized cost (fair value of $113,804 and $113,107, respectively)	132,799	131,568
Real estate mortgage loans held-for-sale	725	1,700
Loans, net of allowance for credit losses of $68,168 and $85,960	5,180,451	5,031,988
Land, premises and equipment, net	64,928	60,489
Bank owned life insurance	128,618	113,320
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	28,667	28,446
Goodwill	4,970	4,970
Other assets	107,676	124,842
Total assets	$6,895,028	$6,678,374

LIABILITIES
Noninterest bearing deposits	$1,268,241	$1,297,456
Interest bearing deposits	4,756,077	4,603,510
Total deposits	6,024,318	5,900,966

Borrowings - Federal Home Loan Bank advances:
Short-term advance	55,000	0
Long-term advance	1,200	0
Total borrowings	56,200	0

Accrued interest payable	8,628	15,117
Other liabilities	58,379	78,380
Total liabilities	6,147,525	5,994,463

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
26,023,644 shares issued and 25,528,732 outstanding as of September 30, 2025
25,978,831 shares issued and 25,509,592 outstanding as of December 31, 2024	134,434	129,664
Retained earnings	771,291	736,412
Accumulated other comprehensive income (loss)	(140,703)	(166,500)
Treasury stock at cost (494,912 shares as of September 30, 2025, 469,239 shares as of December 31, 2024)	(17,608)	(15,754)
Total stockholders’ equity	747,414	683,822
Noncontrolling interest	89	89
Total equity	747,503	683,911
Total liabilities and equity	$6,895,028	$6,678,374

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
NET INTEREST INCOME
Interest and fees on loans
Taxable	$85,490	$86,118	$251,648	$252,386
Tax exempt	287	298	870	1,830
Interest and dividends on securities
Taxable	3,489	2,908	10,335	9,051
Tax exempt	3,915	3,921	11,742	11,800
Other interest income	1,706	1,773	5,132	4,721
Total interest income	94,887	95,018	279,727	279,788

Interest on deposits	38,446	45,556	114,015	131,083
Interest on short-term borrowings	368	189	1,888	3,720
Total interest expense	38,814	45,745	115,903	134,803

NET INTEREST INCOME	56,073	49,273	163,824	144,985

Provision for credit losses	2,000	3,059	11,800	13,059

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	54,073	46,214	152,024	131,926

NONINTEREST INCOME
Wealth advisory fees	2,855	2,718	8,389	7,770
Investment brokerage fees	557	438	1,559	1,438
Service charges on deposit accounts	2,921	2,835	8,522	8,332
Loan and service fees	3,419	2,955	9,309	8,855
Merchant and interchange fee income	892	898	2,568	2,653
Bank owned life insurance income	1,567	1,068	2,929	2,994
Interest rate swap fee income	0	0	20	0
Mortgage banking income (loss)	(6)	(7)	67	68
Net securities gains (losses)	0	0	0	(46)
Net gain (loss) on Visa shares	0	(15)	0	8,996
Other income	749	1,027	2,005	3,908
Total noninterest income	12,954	11,917	35,368	44,968

NONINTEREST EXPENSE
Salaries and employee benefits	20,414	16,476	55,412	49,467
Net occupancy expense	1,877	1,721	5,604	5,159
Equipment costs	1,475	1,452	4,294	4,207
Data processing fees and supplies	4,116	3,768	12,533	11,419
Corporate and business development	1,563	1,369	4,129	4,015
FDIC insurance and other regulatory fees	878	966	2,517	2,571
Professional fees	1,726	2,089	5,812	6,675
Other expense	2,916	2,552	7,859	10,918
Total noninterest expense	34,965	30,393	98,160	94,431

INCOME BEFORE INCOME TAX EXPENSE	32,062	27,738	89,232	82,463
Income tax expense	5,658	4,400	15,777	13,175
NET INCOME	$26,404	$23,338	$73,455	$69,288

BASIC WEIGHTED AVERAGE COMMON SHARES	25,703,699	25,684,407	25,708,543	25,673,275

BASIC EARNINGS PER COMMON SHARE	$1.03	$0.91	$2.86	$2.70

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,821,360	25,767,739	25,804,322	25,754,357

DILUTED EARNINGS PER COMMON SHARE	$1.03	$0.91	$2.85	$2.69

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	September 30, 2025		June 30, 2025		September 30, 2024
Commercial and industrial loans:
Working capital lines of credit loans	$709,645	13.5%	$717,484	13.7%	$678,079	13.3%
Non-working capital loans	808,371	15.4	776,278	14.9	814,804	16.0
Total commercial and industrial loans	1,518,016	28.9	1,493,762	28.6	1,492,883	29.3

Commercial real estate and multi-family residential loans:
Construction and land development loans	574,896	10.9	552,998	10.6	729,293	14.3
Owner occupied loans	804,253	15.3	780,285	14.9	810,453	15.9
Nonowner occupied loans	863,085	16.5	869,196	16.6	766,821	15.1
Multifamily loans	413,016	7.9	477,910	9.1	243,283	4.8
Total commercial real estate and multi-family residential loans	2,655,250	50.6	2,680,389	51.2	2,549,850	50.1

Agri-business and agricultural loans:
Loans secured by farmland	153,904	2.9	150,934	2.9	157,413	3.1
Loans for agricultural production	186,068	3.6	188,501	3.6	200,971	4.0
Total agri-business and agricultural loans	339,972	6.5	339,435	6.5	358,384	7.1

Other commercial loans	91,833	1.7	95,442	1.8	94,309	1.9
Total commercial loans	4,605,071	87.7	4,609,028	88.1	4,495,426	88.4

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	273,580	5.2	273,287	5.2	261,462	5.1
Open end and junior lien loans	241,256	4.6	226,114	4.4	210,275	4.1
Residential construction and land development loans	18,706	0.4	16,667	0.3	14,200	0.3
Total consumer 1-4 family mortgage loans	533,542	10.2	516,068	9.9	485,937	9.5

Other consumer loans	112,430	2.1	103,880	2.0	103,547	2.1
Total consumer loans	645,972	12.3	619,948	11.9	589,484	11.6
Subtotal	5,251,043	100.0%	5,228,976	100.0%	5,084,910	100.0%
Less: Allowance for credit losses	(68,168)		(66,552)		(83,627)
Net deferred loan fees	(2,424)		(2,149)		(2,920)
Loans, net	$5,180,451		$5,160,275		$4,998,363

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	September 30, 2025	June 30, 2025	September 30, 2024
Noninterest bearing demand deposits	$1,268,241	$1,261,740	$1,284,527
Savings and transaction accounts:
Savings deposits	281,291	283,976	276,468
Interest bearing demand deposits	3,689,037	3,841,703	3,273,405
Time deposits:
Deposits of $100,000 or more	580,499	584,165	787,095
Other time deposits	205,250	205,249	215,818
Total deposits	$6,024,318	$6,176,833	$5,837,313
FHLB advances and other borrowings	56,200	6,200	30,000
Total funding sources	$6,080,518	$6,183,033	$5,867,313

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended September 30, 2025			Three Months Ended June 30, 2025			Three Months Ended September 30, 2024
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,180,847	$85,490	6.55%	$5,204,006	$84,418	6.51%	$5,037,855	$86,118	6.80%
Tax exempt (1)	24,986	354	5.62	25,640	359	5.62	26,493	366	5.50
Investments: (1)
Securities	1,127,094	8,444	2.97	1,125,597	8,416	3.00	1,128,705	7,871	2.77
Short-term investments	2,795	27	3.83	2,832	28	3.97	2,841	35	4.90
Interest bearing deposits	156,918	1,679	4.25	212,532	2,274	4.29	133,393	1,738	5.18
Total earning assets	$6,492,640	$95,994	5.87%	$6,570,607	$95,495	5.83%	$6,329,287	$96,128	6.04%
Less: Allowance for credit losses	(67,115)			(93,644)			(81,353)
Nonearning Assets
Cash and due from banks	62,671			66,713			63,744
Premises and equipment	64,391			61,280			59,493
Other nonearning assets	298,084			299,725			285,293
Total assets	$6,850,671			$6,904,681			$6,656,464

Interest Bearing Liabilities
Savings deposits	$284,553	$41	0.06%	$285,944	$43	0.06%	$280,180	$45	0.06%
Interest bearing checking accounts	3,731,706	31,382	3.34	3,767,903	31,499	3.35	3,295,911	33,822	4.08
Time deposits:
In denominations under $100,000	204,997	1,678	3.25	208,770	1,745	3.35	215,020	1,914	3.54
In denominations over $100,000	563,920	5,345	3.76	589,829	5,824	3.96	844,882	9,775	4.60
Short-term borrowings	31,739	368	4.60	33,297	398	4.79	13,752	189	5.48
Long-term borrowings	1,200	0	0.00	1,200	0	0.00	0	0	0.00
Total interest bearing liabilities	$4,818,115	$38,814	3.20%	$4,886,943	$39,509	3.24%	$4,649,745	$45,745	3.91%
Noninterest Bearing Liabilities
Demand deposits	1,244,381			1,244,058			1,244,184
Other liabilities	70,747			76,704			92,375
Stockholders' Equity	717,428			696,976			670,160
Total liabilities and stockholders' equity	$6,850,671			$6,904,681			$6,656,464
Interest Margin Recap
Interest income/average earning assets		95,994	5.87%		95,495	5.83%		96,128	6.04%
Interest expense/average earning assets		38,814	2.37		39,509	2.41		45,745	2.88
Net interest income and margin		$57,180	3.50%		$55,986	3.42%		$50,383	3.16%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax-exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, in the three-month periods ended September 30, 2025, June 30, 2025, and September 30, 2024.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three-month periods ended September 30, 2025, June 30, 2025, and September 30, 2024, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2025	Jun. 30, 2025	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
Total Equity	$747,503	$709,987	$699,181	$747,503	$699,181
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	743,700	706,184	695,378	743,700	695,378
Market Value Adjustment in AOCI	140,165	160,574	137,435	140,165	137,435
Adjusted Tangible Common Equity	883,865	866,758	832,813	883,865	832,813

Assets	$6,895,028	$6,964,301	$6,645,371	$6,895,028	$6,645,371
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,891,225	6,960,498	6,641,568	6,891,225	6,641,568
Market Value Adjustment in AOCI	140,165	160,574	137,435	140,165	137,435
Adjusted Tangible Assets	7,031,390	7,121,072	6,779,003	7,031,390	6,779,003

Ending Common Shares Issued	25,704,243	25,697,093	25,684,916	25,704,243	25,684,916

Tangible Book Value Per Common Share	$28.93	$27.48	$27.07	$28.93	$27.07

Tangible Common Equity/Tangible Assets	10.79%	10.15%	10.47%	10.79%	10.47%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.57%	12.17%	12.29%	12.57%	12.29%

Net Interest Income	$56,073	$54,876	$49,273	$163,824	$144,985
Plus: Noninterest Income	12,954	11,486	11,917	35,368	44,968
Minus: Noninterest Expense	(34,965)	(30,432)	(30,393)	(98,160)	(94,431)
Pretax Pre-Provision Earnings	$34,062	$35,930	$30,797	$101,032	$95,522

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the net gain on Visa shares, legal accrual and wire fraud loss insurance recoveries for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2025	Jun. 30, 2025	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
Noninterest Income	$12,954	$11,486	$11,917	$35,368	$44,968
Less: Net Gain on Visa Shares	0	0	15	0	(8,996)
Less: Insurance Recovery	0	0	0	0	(1,000)
Adjusted Core Noninterest Income	$12,954	$11,486	$11,932	$35,368	$34,972

Noninterest Expense	$34,965	$30,432	$30,393	$98,160	$94,431
Less: Legal Accrual	0	0	0	0	(4,537)
Adjusted Core Noninterest Expense	$34,965	$30,432	$30,393	$98,160	$89,894

Earnings Before Income Taxes	$32,062	$32,930	$27,738	$89,232	$82,463
Adjusted Core Impact:
Noninterest Income	0	0	15	0	(9,996)
Noninterest Expense	0	0	0	0	4,537
Total Adjusted Core Impact	0	0	15	0	(5,459)
Adjusted Earnings Before Income Taxes	32,062	32,930	27,753	89,232	77,004
Tax Effect	(5,658)	(5,964)	(4,404)	(15,777)	(11,817)
Core Operational Profitability (1)	$26,404	$26,966	$23,349	$73,455	$65,187

Diluted Earnings Per Common Share	$1.03	$1.04	$0.91	$2.85	$2.69
Impact of Adjusted Core Items	0.00	0.00	0.00	0.00	(0.16)
Core Operational Diluted Earnings Per Common Share	$1.03	$1.04	$0.91	$2.85	$2.53

Adjusted Core Efficiency Ratio	50.65%	45.86%	49.66%	49.28%	49.95%

(1)Core operational profitability was $11,000 higher than reported net income for the three months ended September 30, 2024, and $4.1 million lower for the nine months ended September 30, 2024.

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